Dear Investment Colleague:

Enclosed please find a proxy package, which will be mailed to your clients soon. Shareholders will be asked to vote on the issues that are outlined in the package.

Please discuss these issues with your clients and encourage them to vote. Should you have any questions, please call Broker
Operations toll free at 1-800-354-2228.

Sincerely,

/s/William N. Shiebler
William N. Shiebler
President, Putnam Mutual Funds

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                                             Putnam Mutual Funds
                                          One Post Office Square
                                     Boston, Massachusetts 02109

PUTNAMINVESTMENTS

We are forwarding you a copy of the Prospectus/Proxy Statement relating to the proposed merger of Putnam Investment Grace
Intermediate Municipal Trust and Putnam Intermediate Tax Exempt
Fund, described therein.

Sincerely,

Putnam Mutual Funds Corp.

5/22-7/7
Investment Grade Intermediate Municipal Trust:
You should have already received a proxy package soliciting your vote as a Putnam Investment Grade Intermediate Municipal Trust shareholder on an important proposal. Your vote is important. If you have questions, call your financial advisor or Putnam at 1-800-225-1581.

PUTNAMINVESTMENTS

Dear Shareholder:

Enclosed please find several documents, including a proxy statement soliciting your vote as a shareholder of Putnam Investment Grade Intermediate Municipal Trust on an important proposal. Please take a few moments to review this material to determine how you wish to vote.

The Trustees are recommending the merger of your fund.  Putnam
Investment Grade Intermediate Municipal Trust, which is a closed-end fund, and Putnam Intermediate Tax Exempt Fund, an open-end fund with a similar investment strategy.

The merger would be accomplished by transferring the fund's assets at net asset value (NAV) to Putnam Intermediate Tax Exempt Fund in exchange for shares of that fund. The shares, in turn, would be distributed to you and other shareholders, thus liquidating Putnam Investment Grade Intermediate Municipal Trust.

The Trustees believe tax-exempt intermediate-term bonds remain a valuable investment choice for more conservative tax-exempt investors. However, due to current closed-end Market conditions Putnam Management and the Trustees believe the merger would be in the best interest of shareholders. Not only would the merger provide shareholders with increase liquidity for their shares, but it would also eliminate the discount to NAV, at which the fund has historically traded.

The enclosed proxy statement explains the proposal in greater detail and also includes a prospectus and the most recent Putnam
Intermediate Tax Exempt Fund's annual report.

As you may know, voting your proxy, and doing so promptly, prevents the fund from having to send out additional mailings. If you have any questions about the proposals under consideration, please do not hesitate to call 1-800-225-1581.

Sincerely,


/s/George Putnam
George Putnam